Sims, Moss, Kline & Davis LLP
                           400 Northpark Town Center
                                   Suite 403
                           1000 Abernathy Road N.E.
                           Atlanta, Georgia   30328
                             Phone - 770-481-7200
                           Facsimile - 770-481-7210


                                          December 5, 1997



Board of Directors
Innovo Group Inc.
27 North Main Street
Springfield, Tennessee  37172

Dear Ladies and Gentlemen:

      We have acted as counsel to Innovo Group Inc., a Delaware corporation (the "Company"), in connection with certain matters pertaining to the Company's filing today, with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities
Act of 1933, as amended (the "Act"), of a registration statement on Form S-8 (the "Registration Statement") covering the Company's 1997 Non-Qualified Stock Options (as defined in the Registration Statement).
The Registration Statement covers the offer and sale of up to 2,925,000 shares (the "Shares") of common stock of the Company, par value $.01 per share (the "Stock"), pursuant to the 1997 Non-Qualified Stock Options.
This opinion is furnished to you for filing with the Commission as Exhibit 5 to the Registration Statement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

      In our representation of the Company, we have examined the Company's Amended and Restated Certificate of Incorporation (the
"Charter"), as amended through April 4, 1997 (the "Charter"), the
Company's Bylaws, as amended to date, an executed copies of the Employment Agreements, and such other documents as we have considered necessary for the purpose of rendering the opinion hereinafter expressed. We have assumed, with your permission (but without independent investigation), (i) that the Charter has not been amended or restated since April 4, 1997 to reduce the Company's authorized
Stock, (ii) that no more than 67,075,000 shares of Stock, excluding the Shares, are either issued and outstanding or underlying issued and outstanding options, warrants, other similar rights or convertible securities or other instruments, and (iii) the due execution and delivery of the 1997 Non-Qualified Stock Options by the parties thereto.

      Based upon the foregoing, it is our opinion that the Shares, when sold and paid for in accordance with the terms of the 1997 Non-Qualified Stock Options, will be legally issued, fully paid and nonassessable. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, we express no opinion herein relative to compliance with the Act.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,


                              /s/Sims, Moss, Kline & Davis LLP
                              Sims, Moss, Kline & Davis LLP